UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2004

COMMERCE ENERGY GROUP, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

600 Anton Boulevard, Suite 2000
Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 258-0470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
SIGNATURES

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On November 5, 2004, Commerce Energy Group, Inc. (“Commerce”) received written notice from the American Stock Exchange (“AMEX”) notifying Commerce that the staff of the AMEX Listing Qualifications Department had determined that Commerce is not in compliance with the AMEX audit committee composition requirements as set forth in Section 121B(2) of the AMEX Company Guide because Commerce has only two independent directors serving on the audit committee, rather than the required three members. Such notice also stated that Commerce has until November 16, 2004 to regain compliance with the AMEX requirements.

     According to the charter of Commerce’s Audit Committee, the committee is to be comprised of three independent directors. Commerce’s Audit Committee currently has two independent members, Robert C. Perkins (Chairman) and Mark S. Juergensen, with one vacancy. The vacancy resulted from the resignation of Junona A. Jonas as a director of Commerce’s predecessor, Commonwealth Energy Corporation (“Commonwealth”). Prior to Ms. Jonas’ resignation, the Audit Committee of Commonwealth was comprised of three independent directors: Mr. Perkins, Mr. Juergensen and Ms. Jonas. Ms. Jonas resigned from the Commonwealth Board effective March 8, 2004 due to the demands of her full-time professional commitments. Following Ms. Jonas’s resignation, Commonwealth’s board had five members. Of the three directors who were not already members of the Audit Committee, two were not independent under the AMEX rules. The only remaining independent director, Craig G. Goodman, was already serving as a member of the Compensation Committee and indicated that his other obligations did not leave him with sufficient time to serve on the Audit Committee.

     In connection with the reorganization of Commonwealth into Commerce, Commonwealth decided that it would be appropriate to add two new independent directors to Commerce’s board. Accordingly, Commonwealth decided to leave the vacancy on the Audit Committee until new directors could be added to the board. Commonwealth and Commerce identified and named in the prospectus/proxy statement two additional independent directors that Commerce expected to add to the board after the reorganization was completed, who both consented to being named as potential directors.

     The reorganization was approved by Commonwealth’s shareholders at a special meeting on May 20, 2004. Prior to the special meeting of Commonwealth’s shareholders to approve the reorganization, two of Commonwealth’s shareholders filed a lawsuit alleging that Commonwealth’s board of directors breached their fiduciary duties by approving the reorganization and putting it to a shareholder vote and seeking, among other things, to enjoin the holding of the special meeting. This application was rejected by the court on May 4, 2004, which found that the plaintiffs did not have a probability of succeeding on the merits and that the board appeared to have valid business reasons to put the reorganization to a shareholder vote. Subsequent to the special meeting, a second request for a temporary restraining order enjoining the reorganization was denied by the court on July 6, 2004, and a further hearing on the case was scheduled for August 13, 2004.

     The reorganization became effective on July 6, 2004, and Commerce’s stock commenced trading on the AMEX on July 8, 2004. The August 13, 2004 hearing was rescheduled for August 18, 2004. At the August 18, 2004 hearing, the plaintiffs sought a court order unwinding the completed reorganization, which the court denied.

     Because of the pending litigation that threatened to enjoin or unwind the reorganization, the two additional independent directors did not join Commerce’s board following the reorganization. By the time the pending litigation challenging the effectiveness of the reorganization was resolved in mid-August, Commerce’s fiscal year, which ends on July 31, had ended. Accordingly, the appointment of additional directors to the board has been delayed until after Commerce files its Form 10-K for the year ended July 31, 2004.

     On October 29, 2004, Commerce filed a Form 12b-25 Notice of Late filing with respect to its Form 10-K. The prescribed due date for filing the Form 10-K is Monday, November 15, 2004. At the present time, Commerce expects to add additional independent directors to join the board following the filing of the 10-K, one of whom will be appointed to the Audit Committee. In addition, Craig G. Goodman, a current independent member of the Board of Directors, has indicated that he would be willing to serve on the Audit Committee following the filing of Commerce’s Form 10-K until a new independent director is appointed to the Audit Committee.

     As of the date of this filing, Commerce believes that it will be in compliance with the AMEX requirements within the cure period allowed by AMEX.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE ENERGY GROUP, INC., a Delaware corporation
Date: November 12, 2004	By:	/s/ Richard L. Boughrum
		Name:	Richard L. Boughrum
		Title:	Senior Vice President and Chief Financial Officer